Exhibit 10.32

June 7, 2010

Mrs. Marita O’Dea Glodt

This letter will acknowledge, with thanks, your willingness to defer your scheduled date of retirement from August 1, 2010 (the “Previous Retirement Date”) until June 30, 2011 (the “New Retirement Date”).  For purposes of this letter, the period from your Previous Retirement Date through the New Retirement Date shall be referred to as the “Extension Period.”

If you defer your retirement and remain actively employed in your current position as Chief Human Resource Officer of The Neiman Marcus Group, Inc. and Neiman Marcus, Inc. (collectively, the “Company”) and performing your normal duties and responsibilities until the New Retirement Date, the Company is pleased to offer you the following incentives:

(1)           The Company will pay you a retention bonus (the “Retention Bonus”) in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), less applicable withholdings.  The Retention Bonus shall be paid to you within ten (10) days of the New Retirement Date if you satisfy the criteria stated above.  You will not be required to have retired in order to receive the payment.  You shall be responsible for any income or other taxes that may be imposed on the Retention Bonus if and when it is paid.

(2)           The Company agrees to amend your current Stock Option Grant Agreement, as well as any new stock option agreements that may be granted to you prior to the New Retirement Date, to provide for the following:

a.     an extension of the period after your “Retirement” or other termination of Employment other than for “Cause,” as such terms are defined in the Neiman Marcus Inc. Management Equity Incentive Plan or successor plan (the “MEIP”), during which you are permitted to exercise the stock option grants currently issued (or to be issued) to you for an additional two (2) years beyond the term otherwise provided in the stock option grant agreement with respect to such Retirement or termination, but not beyond the latest date upon which the option would have expired by its original terms under any circumstances.

b.     your ability (or your Permitted Transferee’s ability, if applicable) to employ “net physical settlement” as described in the MEIP to exercise the stock option grants currently issued (or to be issued) to you through the 2-year extension period described in paragraph 2a above.

The parties agree that the amendments described in paragraphs 2a and 2b above shall be executed no more than ten (10) days after your actual date of retirement, provided that it occurs after the Extension Period has expired.

In addition, if you defer your retirement and remain actively employed in your current position as Chief Human Resource Officer of the Company and performing your normal duties and responsibilities but die during the Extension Period while so employed prior to the New Retirement Date, the Company will provide the following incentive:

A pro rata portion of the Retention Bonus will be paid to your estate within forty-five (45) days of the date of your death with the amount to be paid to be equal to the Retention Bonus multiplied by a fraction, the numerator of which is the number of days in the Extension Period ending with the date of your death and the denominator of which is 327.  Your estate shall be responsible for any income or other taxes that may be imposed on the Retention Bonus if and when it is paid.

If your employment with the Company terminates for any reason other than your death prior to the New Retirement Date, the Company will not be obligated to pay any amount of the Retention Bonus or make any of the amendments to your stock options described herein.

The terms of your employment during the Extension Period shall remain unchanged, including but not limited to your base salary, your Confidentiality, Non-Competition and Termination Benefits Agreement and your eligibility for the following:  annual performance reviews, merit increases, annual incentive bonuses, equity awards, Company benefits and vacation.  In addition, and as you know, your employment with the Company during the Extension Period shall continue to be on an “at will” basis.  This means that you will not have a contract or agreement limiting in any way the grounds for your termination.  This also means that you will be free to resign at any time for any reason and, similarly, the Company will be free to terminate your employment at any time for any reason.  Furthermore, you will continue to be required to comply with all Company policies and will remain subject to disciplinary action for violations of such policies, up to and including termination of employment.

Notwithstanding the above, the Company realizes that you will be in your Dallas office less often during the Extension Period, due to your desire to spend more time at your home in Houston, Texas, and thus acknowledges that you will be expected to be in its Dallas offices no more than three days of every week during the Extension Period, subject to any vacation or other authorized absences you elect to take, or Company business travel to other locations.

Please review this letter, sign it with your original signature in the space provided below and return it to me.

We are delighted that you have decided to defer your retirement and remain with the Company. I will look forward to your continuing and significant contributions on the Company’s behalf.

Sincerely,

/s/ Burton M. Tansky
President & CEO

AGREED TO AND ACCEPTED this 8th day of June, 2010.

/s/ Marita O’Dea Glodt